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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-28209) pertaining to the registration of 223,881 shares of common stock of VideoServer, Inc., the Registration Statement (Form S-8 No. 333-85245) pertaining to the VideoServer, Inc. 1995 Employee Stock Purchase Plan, and the Registration Statement (Form S-8 333-44984) pertaining to the Amended and Restated 1991 Stock Incentive Plan and the 1995 Employee Stock Purchase Plan of Ezenia! Inc. of our report dated January 31, 2001, with respect to the consolidated financial statements and schedule of Ezenia! Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
March 6, 2001